Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BUILDERS FIRSTSOURCE, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

BUILDERS FIRSTSOURCE, INC., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Clause (1) of Paragraph FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as set forth below:

FOURTH: (1) Authorized Capital Stock. The total number of shares of stock that the Corporation shall have authority to issue is 310,000,000, of which the Corporation shall have the authority to issue 300,000,000 shares of Common Stock, each having a par value of $0.01 per share, and 10,000,000 shares of Preferred Stock, each having a par value of $0.01 per share.

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, Builders FirstSource, Inc. has caused this Certificate to be duly executed in its corporate name this 31st day of December, 2020.

BUILDERS FIRSTSOURCE, INC.

By:	/s/ Donald F. McAleenan
	Name:	Donald F. McAleenan
	Title:	Senior Vice President, General Counsel
and Secretary

[Signature Page to Certificate of Amendment to Builders FirstSource Charter]